Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated July 27, 2007, with respect to the combined financial statements and schedule of Zep Inc. in this Amendment No. 2 to the Registration Statement (Form 10 No. 1-33633) relating to the spin off of the chemical business formerly operated by the Acuity Specialty Products segment of Acuity Brands, Inc. to be reorganized as Zep Inc.

/s/ Ernst & Young LLP

Atlanta, Georgia

September 26, 2007